Exhibit 10.1
AGREEMENT
     ASSET TRANSFER AGREEMENT under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), dated as of October 1, 1994, between ACF Industries Incorporated, a New Jersey corporation (“ACF”), American Railcar Industries, a Missouri corporation (“ARI”) and Carl C. Icahn (“Icahn”).
W I T N E S E T H:
     WHEREAS, ACF, directly and indirectly, engages in the business of repairing, refurbishing painting and maintaining railcars and in manufacturing and selling parts for railcars at the locations listed in Schedule 3.1 hereto (the “Railcar Business”) and in manufacturing and selling industrial size mixing bowls (the “Mixing Bowl Business” and, together with the Railcar Business, the “Businesses”);
     WHEREAS, ACF desires to transfer to ARI (i) all of the assets incident to the Railcar Business, (ii) the specific tangible assets listed in Schedule 3.1 (a) used exclusively in the Mixing Bowl Business, and (iii) all of the presently issued and outstanding shares of ARI’s common stock, no par value per share (“Common Stock”), all of which are owned by ACF, and ARI wishes to acquire such assets and Common Stock in exchange for the issuance by ARI to ACF of

57,306 shares of preferred stock, liquidation value $1000 per share (“Preferred Stock”) and the assumption by ARI of certain of the liabilities of ACF related to the Businesses, upon the terms set forth herein; and
     WHEREAS, as part of the transactions contemplated by this Agreement, Icahn will contribute $6,367,373 to ARI in exchange for 1000 shares of Common Stock;
     WHEREAS, the parties hereto intend that the transactions contemplated herein will be consummated in accordance with the provisions of Section 351 of the Code.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:
1. THE TRANSACTION
     The parties hereto agree that on the terms and subject to the conditions set forth herein, on the Closing Date, effective as of the Effective Date (as such terms are defined in Article 5 hereof), the following shall occur:
     1.1. Conveyance of Assets and Common Stock by ACF; Assumption of Liabilities and Issuance of Preferred Stock by ARI. ACF will convey, assign, transfer and deliver to ARI

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or cause the same to be conveyed, assigned, transferred and delivered to ARI all of the Assets (as defined in Section 3.1 hereof) and the 500 shares of Common Stock owned by it (the “ARI Shares”), as evidenced by certificate number 24, endorsed in blank and ARI shall (i) assume, and thereafter pay, perform or discharge when due, the Assumed Liabilities (as defined in Section 4.1 hereof), and (ii) issue to ACF 57,306 shares of Preferred Stock (the “ACF Shares”) .
     1.2. Contribution bv Icahn; Issuance of Common Stock by ARI. Icahn will deliver to ARI $ 500,000 in cash, together with his promissory note payable to ARI in the principal amount of $5,867,373, which note shall have a term of five (5) years and bear interest at a rate per annum equal to the prime rate as established by National Westminster Bank from time-to-time plus 1% and ARI shall issue to Icahn 1000 shares of Common Stock (the “Icahn Shares”).
2. TAX RETURNS
     ACF, ARI and Icahn each agree to file with their respective federal income tax returns for their taxable years which include the Closing Date, the statements required by Treasury Regulation Section 1.351-3.

3. ASSETS
     3.1. Assets. For the purposes of this Agreement the term “Assets” shall mean, collectively, the tangible and intangible assets related to the Mixing Bowl Business as specified in Schedule 3.1 (a) and all of the tangible and intangible assets, rights, interests and properties of every kind and nature, by whomever possessed, necessary to conduct the Railcar Business as now conducted at the locations listed on Schedule 3.1 hereto (the “Locations”), including, without limitation, all of the following as the same may exist on the Closing Date:
          (a) all items of inventory, including, without limitation, all raw materials, work-in-progress and finished goods;
          (b) all vehicles, machinery, equipment (including, without limitation, equipment which has previously been fully depreciated, amortized or written-off), furnishings, fixtures and supplies (including, without limitation, fuels, containers, packaging and shipping material, tools and spare parts and other tangible personal property) ;

          (c) all right, title and interest in all trademark and service mark registrations; and all of the United States and foreign rights with respect to patents, trademarks, trademark rights, service marks, service mark rights, copyrights, and trade secrets, shop rights, inventions, know-how, formulae, technical information, unpatented inventions, techniques, discoveries, designs, proprietary rights and non-public information, whether patentable or not, and registrations thereof and applications therefor related to the Businesses, and all of the royalty rights and license rights associated therewith, including those listed on Schedule 3.1(c)(1) hereto, but excluding those patents and trademarks listed on Schedule 3.1(c) (2) hereto for which ACF shall grant ARI a non-exclusive license (all of the foregoing to be conveyed, assigned and transferred, the “Rights”);
          (d) subject to Section 3.5 hereof, all licenses, permits, certificates, authorizations, approvals, registrations and qualifications necessary for the operation of the Businesses;
          (e) all books of account, records, files, invoices, copies of warehouse receipts, customer lists,

supplier lists, designs, drawings, business records and plans, computer print-outs and software, plans and specifications, guarantees, warranties, trade correspondence, production and purchase records, sales or promotional literature, payroll tax, social security and other employee wage and benefit records, operating data and other data or information associated with, used or employed in connection with the Businesses (all of which are collectively referred to hereinafter as “Books and Records”); provided, however, that ACF shall retain possession of all payroll tax, social security and other employee wage and benefit records for such time as ACF provides ARI with payroll and benefits administration services pursuant to the Administration Agreement between ACF and ARI dated as of the date hereof;
          (f) subject to Section 3.5 hereof, all of ACF’s right, title and interest in the contracts, leases, agreements and orders included in the Assumed Liabilities (as defined in Section 4.1);
          (g) all interests in and rights to all of the land and other interests in real estate, buildings, facilities, plants and improvements owned or leased,

subleased or otherwise, used in the conduct of the Railcar Business, together with all buildings, fixtures and appurtenances, all interests therein and rights thereto;
          (h) all accounts, notes and other receivables (whether current or noncurrent) of the Businesses;
          (i) all shades of capital stock of ACF’s subsidiary Shippers Cail Line, Inc.;
          (j) all other tangible or intangible, real, personal or mixed property used by ACF in the operation of the Railcar Business.
     3.2. Instruments of Transfer. On the Closing Date, ACF will deliver to ARI, or will cause to be delivered to ARI, a duly executed Bill. of Sale and Assignment, substantially in the form of Exhibit A hereto, together with such other instruments-as are necessary to effect the delivery to ARI of the Assets. .
     3.3. Delivery of Possession. At the Closing, ACF will deliver possession to ARI of (i) the Assets, at the locations where such Assets are located on the Closing Date, including at the Locations, in the possession of third parties, in storage, shipment, repair or on order, (ii) the ARI Shares, and (iii) all the Books and Records.
     3.4. Representations and Warranties. ARI AND ACF EACH AGREE THAT THE ASSETS ARE BEING CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED “AS IS” AND “WHERE IS” AND THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY THE OTHER ARE IN LIEU OF, AND ARI AND ACF HEREBY EXPRESSLY WAIVE ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     3.5. Consents to Assignment. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or otherwise sell, convey or transfer any concession, claim, contract, license, lease, commitment, sales order, or purchase order, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without,, obtaining any third party consents required by law or pursuant to the operative document or agreement relating thereto, would constitute a breach thereof or in any way adversely affect the rights of ACF or ARI thereunder. If such consent is not obtained, or if an attempted assignment would be ineffective or would adversely affect ACF’s rights thereunder so that ARI would not in fact receive all such rights, ACF shall cooperate in any arrangement ARI may reasonably request in writing to provide for ARI the benefits under any such concession, claim, contract, license, lease, commitment or order, including enforcement for the benefit of ARI of any and all rights of ACF against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided, however, that ACF shall be reimbursed by ARI for any out-of-pocket costs incurred after the Effective Date in connection with such cooperation; and any transfer or assignment of any property, property right, contract or agreement which shall require the consent or approval of any other party, and ARI’s assumption of ACF’s obligations thereunder in accordance with Section 1.1 hereof, shall be made subject to such consent or approval being obtained. In the event that ACF later obtains a consent for any such concession, claim, contract, license, lease, commitment or order, ACF shall thereafter execute such documents and take such action as may be necessary to effect the transfer thereof to ARI.
     3.6. Right of Endorsement. After the Closing Date, ARI will have the right and authority to endorse,

without recourse, the name of ACF, on any check or any other evidence of indebtedness received by ARI or ACF on account of any Asset transferred by ACF pursuant hereto, and ACF will deliver to ARI at the Closing letters of instruction sufficient to permit ARI to deposit such checks or other evidences of indebtedness in bank accounts in the name of ARI. After the Closing Date, at ARI’s request, ACF shall endorse over to ARI, without recourse, the name of ACF on any check (or other evidence of indebtedness) received by ARI or ACF on account of any Asset transferred by ACF pursuant to the terms hereof, which check or other evidence of indebtedness names ACF as the payee thereof.
4. ASSUMPTION OF LIABILITIES
     4.1. Assumption. For the purposes of this Agreement, the term “Assumed Liabilities” shall mean, collectively, all liabilities and obligations of ACF relating to the Businesses (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to ACF, whether due or to become due), arising prior to, existing on, or arising after the Effective Date, excluding, however, the Retained Liabilities (as defined in Section 4.2 hereof).

     4.2. Limitations on Assumption. Any other provision of this Agreement to the contrary notwithstanding, ARI will not and does not assume any liability now existing or hereafter arising with respect to each of the following (collectively, the “Retained Liabilities”):
(a) subject to the terms of Section 9.4 hereof, all obligations of ACF under employee benefit plans, including, without limitation, any obligation of ACF for the underfunded benefit liabilities of the ACF pension plans;
(b) any (1) third-party (including, without limitation, governmental authorities and employees) claim, demand, investigation, action, suit or other legal proceeding (including, without limitation, any claim, demand, investigation, action, suit or other legal proceeding under the Occupational Safety and Health Act or any similar law relating to the safety or health of employees) that seeks to impose, or may result in the imposition of, liability for (i) the pollution, contamination, protection, cleanup or restoration of air, surface water, groundwater, land (including, without limitation, surface and subsurface strata), or other natural resources; (ii) solid, gaseous or liquid waste generation, handling, transportation, treatment, storage, disposal, recycling or reclamation; (iii) exposure to pollutants, contaminants, or hazardous or toxic materials, substances or wastes, including, without limitation, pesticides, fertilizers, radionuclides, petroleum and petroleum products; or (iv) the manufacture, processing, distribution, use, treatment, storage or disposal of pollutants, contaminants, or hazardous or toxic materials, substances or wastes, including, without limitation, pesticides, fertilizers, radionuclides, petroleum and petroleum products at any of the Locations or (2) resulting from or relating to any condition at any Location which is in violation of state or Federal environmental laws, as in effect on the Effective Date (“Environmental Liabilities”), in the case of Environmental Liabilities under clause (1), arising out of actions taken or omitted to be taken by ACF on or prior to the Effective Date and, in the case of Environmental Liabilities under clause (2), which condition exists on the Effective Date; and
(c) claims for workers compensation and product liability known to ACF on the Effective Date, as more fully set forth on Schedule 4.2A hereto.

     4.3. Instruments of Assumption. At the Closing, ARI shall deliver to ACF a duly executed Instrument of Assumption, substantially in the form of Exhibit B hereto.
     4.4. Right of Enforcement and Settlement. From and after the Closing Date, subject to ACF’s rights pursuant to Section 10.3 hereof regarding claims against ACF relating to or arising out of the Assumed Liabilities, ARI will have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, conduct and control all negotiations and proceedings with respect thereto. ACF will notify ARI promptly of any claim made with respect to any such Assumed Liabilities and will not, except with the latter’s prior written consent, voluntarily make any payment of, settle or offer to settle, or consent to any compromise or admit liability with respect to any such Assumed Liabilities. ACF will cooperate with ARI in any reasonable manner requested by ARI in connection with any negotiations or proceedings involving any Assumed Liabilities.
     It is not the intention of either ARI or ACF that the assumption by ARI of the Assumed Liabilities shall in any way enlarge the rights of third parties under contracts or arrangements with ARI or ACF. Nothing contained herein shall prevent ARI from contesting in good faith with any third party any of the Assumed Liabilities; provided, that ARI indemnifies ACF for any and all costs, losses, claims, liabilities, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) resulting from or arising out of such Assumed Liability and the contest thereof.
5. CLOSING
     The closing of the transactions to be effected hereunder (the “Closing”) will be held on February 7, 1995 (the “Closing Date”), effective as of October 1, 1994 (the “Effective Date”).
6. REPRESENTATIONS AND WARRANTIES OF ACF
     ACF hereby represents and warrants to and agrees with ARI as follows:
     6.1. Existence and Authority. ACF is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. ACF has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     6.2. Authorization of Agreement. The execution, delivery and performance of this Agreement and the documents and instruments referred to herein (“Ancillary Documents”) by ACF and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, including approval by the Board of Directors of ACF. This Agreement has been, and the applicable Ancillary Documents will be, duly and validly executed and delivered by ACF. This Agreement constitutes, and the applicable Ancillary Documents when executed and delivered will constitute, valid and binding obligations of ACF, each enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally, and subject to the availability of specific performance and injunctive and other forms of equitable relief.
     6.3. Sufficiency of Assets. The Assets are, in all material respects, all of the assets necessary for the conduct of the Businesses, as the same is presently conducted.
     6.4. Ownership of ARI Shares.
            (a) ACF is the record beneficial owner of the ARI Shares.

            (b) ACF has not sold or offered for sale any of the ARI Shares, or any rights, options, warrants or other securities convertible into or exchangeable for the ARI Shares.
            (c) Upon delivery of the certificates evidencing the ARI Shares, with stock powers duly endorsed in blank, ARI will acquire good and marketable title to the ARI Shares, free and clear of all liens, claims, charges and encumbrances.
     6.5. Conduct of Business Prior to Closing. From the Effective Date through the Closing Date, ACF (i) has operated the Business only in the usual, regular and ordinary manner and as it was previously conducted and (ii) has not disposed of any Assets, other than in the ordinary course of business.
7. REPRESENTATIONS AND WARRANTIES OF ARI.
     ARI hereby represents and warrants to and agrees with ACF as follows:
     7.1. Organization, Etc. ARI is a corporation duly organized, validly existing in good standing under the laws of the State of Missouri. ARI has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.
     7.2. Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Documents by ARI and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, including approval by ARI’s respective Board of Directors. This Agreement has been, and the applicable Ancillary Documents will be, duly and validly executed and delivered by ARI. This Agreement constitutes, and the applicable Ancillary Documents will constitute, valid and binding obligations of ARI, each enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally, and subject to the availability of specific performance and injunctive and other forms of equitable relief.
     7.3. Issuance of Shares; Capitalization.
     (a) When issued to ACF, the ACF Shares will Be duly and validly issued, fully paid and non-assessable shares of Preferred Stock.

     (b) When issued to Icahn, the Icahn Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.
     (c) Except for the rights of ACF and Icahn as provided in this Agreement, there are no outstanding convertible or exchangeable securities, subscriptions, calls, commitments, preemptive rights, preferential rights, options, warrants, rights (contractual or arising by operation of law, including, without limitation, rights of first refusal) or other agreements relating to the purchase of any shares of capital stock of ARI.

8. PRE-CLOSING COVENANTS
     8.1. Permits and Licenses. ACF shall cooperate with ARI in connection with the assignment to ARI of all existing federal, state and local permits and licenses and the application of ARI for new permits and licenses to replace those which cannot be assigned without a breach thereof or otherwise adversely affecting the rights of ACF or ARI thereunder, so that ARI shall obtain all federal, state and local permits and licenses necessary to operate the Businesses.
     8.2. Approvals and Consents. ACF and ARI shall cooperate with each other in attempting to obtain all third-party (including governmental) approvals and consents required to consummate the transactions contemplated hereby.
9. OTHER COVENANTS
     9.1. Actions of ACF for ARI’s Account. ACF and ARI agree that (i) as between the parties, the transfer of the Assets and the assumption of the Assumed Liabilities will be effective as of the Effective Date for all purposes, including accounting, bookkeeping and tax purposes; (ii) notwithstanding the execution of this Agreement and any other Ancillary Documents on or after the Closing Date, all actions taken by ACF in connection with the Businesses and all profits, losses and expenses of the Businesses for the period beginning on the Effective Date and ending on the Closing Date shall be for the account of ARI; and (iii) ACF and ARI shall file their respective federal, state and local tax returns in accordance with the terms of this Section 9.1.
     9.2. Further Assurances. After the Effective Date, at the request of ARI, ACF shall execute, acknowledge and deliver to ARI, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as ARI may reasonably request (a) to transfer to and vest in ARI, and protect ARI’s right, title and interest in, all of the Assets, including, without limitation, (i) the vehicles listed on Schedule 9.1A hereto, (ii) the real property listed on Schedule 9.1B hereto, (iii) all furniture, computer and office equipment at the Locations and the other furniture and equipment listed on Schedule 9.1C hereto and (b) otherwise to consummate the transactions contemplated by this Agreement.
     9.3. Payment of Assumed Liabilities. ARI will pay or discharge, before the same shall become delinquent,

the Assumed Liabilities; provided, however, that ARI shall not be required to pay or discharge any Assumed Liability whose amount, applicability or validity is being contested in good faith by appropriate proceedings and, if required by generally accepted accounting principles, for which adequate provision has been made.
     9.4. Employees and Employee Benefits. (a) ARI and ACF acknowledge that, effective as of January 1, 1995 (the “Employee Transfer Date”), ARI has employed (i) those employees of ACF who are listed on the separate schedule hereto dated October       , 1994, copies of which have been examined by ARI and initialled by ARI and ACF, and (ii) the employees of ACF actively employed at the Locations listed in Schedule 3.1 (collectively, the “Transferred Employees”). Such employment is on terms which are identical to the terms of such Transferred Employees’ employment with ACF immediately prior to the Effective Date. With respect to any employee or-former employee of ACF who was not actively employed at a Location as of the Effective Date and who (i) has recall rights to return to employment with ACF, or (ii) is on short or long-term disability or approved leave of absence, ARI shall honor any right of such person to return to active employment at a Location and, on such return, such person shall be considered a Transferred Employee for all purposes under this Section 9.4.
     (b) On and following the Employee Transfer Date, ARI shall assume, and shall pay and perform when due, the following liabilities of ACF to the Transferred Employees, which liabilities shall be Assumed Liabilities for all purposes under this Agreement:
     (i) all liabilities on the Employee Transfer Date with respect to salary, accrued vacation and severance for the Transferred Employees; and
     (ii) liabilities accruing after the Effective Date for such Transferred Employees under employee benefit plans of ACF listed on Schedule 9.4(b) hereto (the “Benefit Plans”); provided, that the Transferred Employees shall continue to participate in such Benefit Plans as set forth in Section 9.4(c) hereof.
     (c) Following the Employee Transfer Date, until such time, if any, that ARI shall no longer be a part of the ACF “controlled group” (within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended), the Transferred Employees shall continue to participate in the Benefit Plans as from time-to-time in effect, to the same extent such Transferred Employees would have participated had they remained employees of ACF with continued credit for service with ARI for eligibility, vesting, benefit accrual and seniority under each of the Benefit Plans. ACF shall make such amendments and ACF and ARI shall enter into such participation or joinder agreements as may be necessary for the Transferred Employees to participate in the Benefit Plans. ARI shall reimburse ACF for the costs of providing benefits to the Transferred Employees under each of the Benefit Plans after the Employee Transfer Date. In the event that ARI shall cease to be a member of the ACF “controlled group,” (i) ACF shall terminate the further accrual of benefits by the Transferred Employees in the Benefit Plans, and (ii) ACF and ARI shall cooperate to achieve such allocation of the assets and liabilities of the Benefit Plans accrued after the Effective Date with respect to the Transferred Employees as ACF and ARI shall deem appropriate.
     (e) As of the Effective Date, ARI shall adopt and assume the SCL, Inc. Bude Retirement Plan (the “Bude Plan”); provided, that (i) ACF shall contribute, or cause to be contributed, to the Bude Plan the amount of the minimum funding contribution for that portion of the current plan year which precedes the Effective Date, and (ii) ACF shall transfer to ARI as soon as practicable after the Effective

Date an amount in cash equal to the unfunded actuarial accrued liability of the Bude Plan as of the day immediately preceding the Effective Date. ARI and ACF shall take, or cause to be taken, such action as may be necessary to cause ARI to become the sponsor of the Bude Plan and assume all of the assets and liabilities of the Bude Plan.
     9.5. Additional Agreements. In connection with the Transaction, ACF and ARI will execute and deliver each of (i) an Administration Agreement substantially in the form of Exhibit C hereto, pursuant to which ACF will provide ARI with general administrative services, including payroll, accounting, billing and accounts receivable, purchasing and payables, (ii) a Supply Agreement substantially in the form of Exhibit D hereto, pursuant to which ARI will provide railcar and related products to ACF, (iii) a Servicing Agreement substantially in the form of Exhibit E hereto, pursuant to which ARI will provide railcar maintenance and repair services to ACF, (iv) a License Agreement substantially in the form of Exhibit F hereto, pursuant to which ACF will license to ARI the non-exclusive use of the patents listed on Schedule 3.1(c)(2); (v) a License Agreement substantially in the form of Exhibit G hereto, pursuant to which ARI will license to ARI the non-exclusive use of the patents listed on Schedule 3.1(c) (1); (vi) a

Confidentiality Agreement substantially in the form of Exhibit H hereto, pursuant to which each of ACF and ARI will each agree to keep certain information of the other confidential; and (vii) a Manufacturing Services Agreement substantially in the form of Exhibit I hereto, pursuant to which ACF will manufacture industrial size mixing bowls and certain railcar parts for ARI.
10. INDEMNIFICATION
     10.1. Indemnification of ARI. ACF covenants and agrees with ARI that ACF shall indemnify ARI and its directors and officers, and each of their successors and assigns (individually a “ARI Indemnified Party”) and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) resulting from or arising out of:
     (a) the Retained Liabilities (other than in respect of any Environmental Liability as to which indemnification is provided under Section 11.1), all other liabilities debts, obligations and commitments of any nature, whether accrued, absolute, contingent or otherwise, attributable to any state of facts or event existing or occurring on, before or after the Effective Date (whether known or unknown to ACF or ARI), of ACF not included in the Assumed Liabilities, and any claim or demand by a third party (whether or not successful) to cause or require any ARI Indemnified Party to pay or discharge any debt, obligation, liability or commitment referred to in this clause (a) ;
     (b) any breach of any of the representations, warranties, covenants or agreements made by ACF in this Agreement or any Ancillary Document; or
     (c) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 10.1. If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, a lien, attachment,garnishment or execution is placed upon any of the properties or assets of any ARI Indemnified Party under this Section 10.1, ACF shall cause the same to be discharged or shall furnish an indemnity bond satisfactory to ARI to obtain the prompt release of such lien, attachment, garnishment or execution.

     10.2. Indemnification of ACF. ARI covenants and agrees with ACF that ARI shall indemnify ACF and its directors and officers, and each of their successors and assigns (individually an “ACF Indemnified Party”) and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) resulting from or arising out of:
     (a) the Assumed Liabilities, and any claim or demand by a third party (whether or not successful) to cause or require an ACF Indemnified Party to pay or discharge any debt, obligation, liability or commitment referred to in this clause (a);
     (b) any breach of any of the representations, warranties, covenants or agreements made by ARI in this Agreement or, any Ancillary Document;
     (c) any action, suit, proceeding, compromise, settlement, assessment or judgment arisingout of; or incident to any of the matters indemnified against in this Section 10.2. If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, a lien, attachment, garnish-

ment or execution is placed upon any of the properties or assets of any ACF Indemnified Party under this Section 10.2, ARI shall cause the same to be discharged or shall furnish an indemnity bond satisfactory to ACF to obtain the prompt release of such lien, attachment, garnishment or execution.
     10.3. Right to Defend, Etc. If the facts giving rise to any indemnification under Section 10 or 11 hereof shall involve an actual claim or demand by any third party against a ARI Indemnified Party or an ACF Indemnified Party (the “Indemnified Party”), the party which may be liable for indemnification (the “Indemnifying Party”) shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both a Indemnifying Party and an Indemnified Party and the Indemnified Party shall have been advised by its counsel that the counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. The failure so to notify the Indemnifying Party shall not relieve them of any liability which they may have to any Indemnified Party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the Indemnifying Party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article 10, for all out-of-pocket costs and expenses payable to third parties incurred by it in connection therewith. If any Indemnifying Party assumes the defense of any such claims, the Indemnifying Party will hold the Indemnified Party harmless from and against any and all damages arising out of any settlement approved by such Indemnifying Party or any judgment in connection with such claim or litigation. Payment by an Indemnifying Party to an Indemnified Party shall be made within 10 days after demand, unless there is a claim or demand by a third party in which event payment shall be made within 10 days after final judgment, settlement or comprise, as the case may be.

     10.4. Tax Effect. The amount of any indemnification due to an Indemnified Party pursuant to Section 10.1, 10.2 or 11.1, as the case may be shall be calculated after taking into account the amount of all insurance cash or other direct financial benefits payable to such Indemnified Party (including any such benefits payable by third parties) and after taking into account the United States federal, state and local and foreign national, provincial and local tax benefits or detriments, as the case may be, calculated assuming the Indemnified Party were a taxpayer subject to tax at the highest marginal rate in effect when the payment is made, of the payments made in respect of such loss, claim, demand, cost or expense giving rise to the indemnification and the payments, including indemnification payments made in respect thereto.
11. ENVIRONMENTAL MATTERS.
     11.1. Indemnification For Environmental Liabilities. ACF shall indemnify and hold ARI harmless from and against any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) resulting from or arising out of any Environmental Liability which relates to any action or inaction which occurred, or any condition, known or unknown, which existed, on or prior to the Effective Date and ARI shall indemnify and hold ACF harmless from and against any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) resulting from or arising out of any Environmental Liability which relates to any action or inaction which occurs, or any condition which arises, after the Effective Date, excluding those resulting from ACF’s cleanup and closure activities after the Effective Date, as more fully described in Section 11.2 hereof.
     ARI shall not take any action not specifically permitted or required by this Agreement with respect to any Environmental Liability for which ACF is or may be required to indemnify ARI pursuant to the proceeding paragraph, including negotiating and/or agreeing to cleanup, remediate or settle such Environmental Liability, without the prior written approval of ACF. In the event that, notwithstanding the foregoing, ARI takes any of the foregoing actions with respect to any Environmental Liability without ACF’s prior written approval, ACF shall not be obligated to indemnify ARI for any costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) resulting from or arising out of such Environmental Liability. In addition, ARI agrees to indemnify and hold ACF harmless from and against any costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) resulting from: (a) any breach of this Agreement, to the extent that such breach prejudices ACF’s ability to take any action which is permitted or contemplated by the terms of this Agreement with respect to any Environmental Liability for which ACF is or may be required to indemnify ARI pursuant to the first paragraph of this Section 11.1; or (b) any breach by ARI of the first sentence of this paragraph.
     Notwithstanding anything else in this Agreement to the contrary, ACF shall have no indemnification liability pursuant to this Section 11.1 if the basis for the matter for which indemnification is sought would not have been a violation of applicable environmental laws, as such laws are in effect on the Effective Date.
     ACF and ARI agree that, in the event of any litigation, arbitration or other judicial or governmental proceeding involving any Environmental Liability for which ARI or ACF is indemnified or entitled to be indemnified under this Section 11.1., the rights of the parties, as they relate to the control and defense thereof, shall be determined pursuant to Section 10.3 hereof.
     11.2. Environmental Obligations of ACF and ARI After Effective Date. In the event that ARI shall discover or have notice of any actual or potential Environmental Liability, ARI shall immediately notify ACF thereof. Subject to the respective rights of ACF and ARI under Section 11.1 with respect to an Environmental Liability involving a litigation, arbitration or other judicial or governmental proceeding, as to any actual or potential Environmental Liability for which ACF is or may be required to indemnify ARI pursuant to this Section 11.2, except to the extent prohibited by applicable law, ACF shall have the right (including through its agents and counsel), at its expense, to determine or control any and all actions taken with respect to such Environmental Liability, including discussions, negotiations or correspondence with, or notice to, all third parties (including governmental agencies) and ARI shall not take any of such actions unless directed in writing to do so by ACF. ARI shall promptly provide ACF with copies of all data, analyses, reports, conclusions, and any correspondence and notices from any state or federal environmental agencies regarding any Environmental Liability. In addition, at ACF’s expense, ARI shall cooperate in all respects with ACF in connection with ACF’s actions regarding any such Environmental Liability.
     In the event that ACF elects to remediate or undertake the cleanup of any condition giving rise to an Environmental Liability:
     (i) ARI shall provide ACF or its agents with access to the Location at which such condition exists to complete any cleanup and closure activities; provided, however, that ACF shall use its best efforts not to unreasonably interfere with ARI’s operations at such Location in connection with such cleanup and closure activities.
     (ii)  ARI shall provide ACF or its agents with access to potable water, electric and telephone utilities, and possibly wastewater treatment facilities for the cleanup and closure activities, provided, such access is utilized by ACF or its agents: (1) pursuant to any requisite governmental approvals, consents, waivers, or permits for such facilities or otherwise (which shall be obtained through the efforts of ACF or its agents with the cooperation of ARI); and (2) at the sole expense of ACF (which includes reimbursement to ARI for any costs associated with providing such access).

     (iii) ARI shall provide security and other similar services during the time ACF or its agents are completing such cleanup and closure activities at any Location. ACF will reimburse ARI for ACF’s share of the reasonable cost of providing such services upon receipt from ARI of satisfactory evidence of the cost for such service in accordance with ACF and ARI’s level of responsibility for the action or inaction giving rise to the Environmental Liability.
     (iv) In connection with ACF’s cleanup and closure activities at any Location, ACF shall (a) pay before delinquency all costs and expenses of work done or caused to be done by ACF at any Location; (b) keep the title to the Location free and clear of any lien or encumbrance in respect to such work; and (c) indemnify and hold harmless ARI against any suit, claim, loss, cost, demand (including reasonable attorneys fees and the expenses of such attorneys), whether in respect of liens or damage to property, or injury to or death of any and all persons, to the extent such suit, claim, loss, damage, or injury results from such cleanup and/or closure activities by ACF or its agents or contractors.

     In the event that it is determined that both ACF and ARI are responsible for any condition giving rise to an Environmental Liability, each of them agrees that (i) the costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) resulting from or arising out of such Environmental Liability shall be allocated between them in a manner which is fair and equitable, in accordance with their relative levels of responsibility for such condition and (ii) any amounts expended by either of them in excess of the foregoing allocation shall be treated as an Environmental Liability for which indemnification is provided pursuant to Section 11.1.
     12. GENERAL
     12.1. Transfer Taxes, Expenses, Etc. ARI shall pay all sales, use and transfer taxes, stamp duties and payments, both foreign and domestic, incurred as a result of the transfer of the Assets and the ARI Shares to and the assumption of the Assumed Liabilities by ARI pursuant to this Agreement. All other costs and expenses incurred by both ACF and ARI in connection with the negotiation and preparation of this Agreement and the consummation of the transaction contemplated by this Agreement, including without limitation, the fees and expenses of their respective counsel, and accountants and other experts shall be paid by the party incurring such costs and expenses.
     12.2. Survival of Representations and Warranties. All of the representations and warranties, and agreements and indemnities in connection therewith contained in this Agreement and in any Ancillary Document shall survive the Closing.
     12.3. Bulk Transfer Law. ARI hereby waives compliance by ACF with the provisions of any Bulk Transfer Law of any jurisdiction in connection with the transfer of the Assets to ARI. ACF warrants and agrees to pay and discharge when due all claims of creditors which are as-serted against ARI solely by reason of non-compliance with the provisions of any such Bulk Transfer Law; provided, however, such claims shall not include, and ACF shall not be required to pay and discharge, any of the Assumed Liabilities.
     12.4. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. ARI shall have the right to assign this Agreement and its rights hereunder as collateral to any of its current or future lenders and ACF, by its execution of this Agreement, consents to such assignment; if requested by any of such lenders, ACF shall execute and deliver to such lender a consent to assignment of this Agreement, in form and substance reasonably satisfactory to ACF, to evidence the foregoing. Except as provided in the preceding sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
     12.5. Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy or telex, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses or telecopy or telex numbers (or such others as shall be provided in writing hereinafter):

          12.5.1. If to ARI, to:
AMERICAN RAILCAR INDUSTRIES, INC.
3301 Rider Trail South
Earth City, Missouri 63045
Attention:
          12.5.2. If to ACF, to:
ACF INDUSTRIES INCORPORATED
3301 Rider Trail South
Earth City, Missouri 63045
Attention:
          12.5.3. Copies of all notices to:
Gordon Altman Butowsky Weitzen Shalov & Wein
114 West 47th Street
New York, NY 10036
Attention: Marc Weitzen, Esq.
     12.6. Records; Assistance. Each party hereto shall, on the request of the other party, make available to such other party from time to time on a reasonable basis records and other documents relating to the Businesses and to periods prior to the Closing Date. Such records and other documents shall be held by the party in possession of such documents for a period not less than the applicable statutes of limitation for tax purposes, but in no event less than 5 years, after the Closing Date and copies shall be delivered to the other party upon such other party’s request at any time and at such other party’s expense. If at the end of such period the party in possession wishes to dispose of such documents, such party shall offer the other party such documents at such other party’s expense. In addition, after the Closing Date, at ACF’s request, ARI shall make any of the employees of ARI available to ACF in connection with any litigation, governmental investigation and like matters, provided, that ACF shall reimburse ARI for all reasonable out-of-pocket expenses incurred by ARI in making such employees available.
     12.7. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Documents constitute the entire agreement and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
     12.8. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.
     12.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     12.10. Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New Jersey, without giving effect to the conflicts of law principles thereof.
     12.11. Third Party Beneficiaries. Nothing in this Agreement or any Ancillary Document is intended to, or shall be construed so as to create any third party beneficiary to this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto.
     12.12. Severabilitv. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law. Notwithstanding the foregoing, in no event shall ARI be required to acquire on the Closing Date, any of the Assets unless it acquires all of the Assets.
     12.13. Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ACF INDUSTRIES, INCORPORATED

By:	/s/ James J. Unger

Its: President

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ Roger S. Wynkoop

Its: Vice President

/s/ Carl C. Icahn

CARL C. ICAHN
(Signature page to Asset Transfer Agreement dated as of October 1, 1994 among ACF Industries, American Railcar Industries and Carl C. Icahn)